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                                                                      EXHIBIT 99

                       International Total Services, Inc.
                         5005 Rockside Road, Suite 1200
                                 P.O Box 318029
                            Independence, Ohio 44131


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: Letter to Securities and Exchange Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

Pursuant to Temporary Note T to Article 3 of Regulation S-X, International Total Services has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the March 31, 2002 audit was subject to Andersen's quality control system for the U.S accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personal working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                       Very Truly yours,
                                       International Total Services, Inc.
                                       /s/ Ron Koegler
                                       Ron Koegler
                                       Executive Vice President, Controller